Exhibit (7)(y)

Amendment to

Fund Participation Agreement

Among

The Merger Fund VL,

Westchester Capital Management, Inc.

and

Jefferson National Life Insurance Company

For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the May 1, 2010 Participation Agreement (“Agreement”) among The Merger Fund VL, Westchester Capital Management, Inc. Jefferson National Life Insurance Company,  as follows:

1.              Effective January 1, 2015, Jefferson National Life Insurance Company of New York is hereby added as a party to the Agreement. All references to the Company shall be deemed to include Jefferson National Life Insurance Company of New York.

2.              Schedule A is hereby deleted and replaced in its entirety by Schedule A attached hereto.

All other terms of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and on its behalf by its duly authorized representative as of December       2014.

THE MERGER FUND VL
By:
Name:
Title:

WESTCHESTER CAPITAL MANAGEMENT, INC.
By:
Name:
Title:

JEFFERSON NATIONAL LIFE INSURANCE COMPANY
By:
Name:	Craig Hawley
Title:	General Counsel & Secretary

JEFFERSON NATIONAL LIFE INSURANCE COMPANY OF NEW YORK
By:
Name:	Craig Hawley
Title:	General Counsel & Secretary

SCHEDULE A

Name of Separate Account and Date Established
Jefferson National Life Annuity Account G	January 18, 1996

Jefferson National Life of New York Annuity Account 1	June, 20, 2014